Exhibit 99.14

PBT LAND AND MINERALS, INC.

LETTER TO PERMIAN BASE ROYALTY TRUST UNITHOLDERS WHO ARE RECORD HOLDERS

Subscription Rights to Unitholders of Beneficial Interest of PBT Land and Minerals, Inc. on July [●], 2026

Dear Unitholder:

This letter is being distributed by PBT Land and Minerals, Inc. (the “Company”) at no charge to all holders of record of units of beneficial interest (the “Trust Units”) of Permian Basin Royalty Trust (the “Trust”) , as of [●], 2026 (the “Record Date”), in connection with a distribution of non-transferable rights (the “Subscription Rights”) to purchase shares of Class A common stock of the Company, par value $0.01 per share (“Class A Common Stock”). The Subscription Rights and shares of Class A Common Stock are described in the Company’s prospectus contained in the registration statement on Form S-1 (File No. 333-[_]) dated July [●], 2026 (the “Prospectus”) (a copy of which accompanies this letter). The Company is offering Subscription Rights to purchase up to an aggregate of [●] shares of Class A Common Stock. This offering will expire without value, if not exercised prior to 5:00 p.m., New York City Time, on [●], 2026, unless extended by the Company’s board of directors, as described in the Prospectus (the “Expiration Date”).

As described in the Prospectus, you will receive one Subscription Right for Trust Unit you own at 5:00 p.m., New York City Time, on the Record Date (the “Basic Subscription Right”). Each holder of Subscription Rights (“Holder”) is entitled to subscribe for [●] share of Class A Common Stock for every Subscription Right held at the subscription price of $[●] per share of Class A Common Stock (the “Subscription Price”). For example, if you owned 100 Trust Units as of 5:00 p.m., New York City Time, on the Record Date, you would receive 100 Subscription Rights and would have the right to purchase [●] shares of Class A Common Stock at the Subscription Price. The Company will not issue fractional shares of Class A Common Stock upon the exercise of Subscription Rights; any fractional shares of Class A Common Stock that would be created by an exercise of the Subscription Rights will be rounded to the nearest whole share.

The issuance and sale of the Class A Common Stock pursuant to the Rights Offering will be conditioned upon completion of (i) the Company’s acquisition of (A) a majority of the assets and liabilities of the Trust and (B) the oil and natural gas mineral interests, land operations and other assets owned by Blackbeard Holdings (“Blackbeard Holdings”) and Greybeard Energy, LLC (“Greybeard Energy”) that will be contributed to the Company, together with certain other assets of Blackbeard Holdings or its affiliates and Greybeard Energy (the “Business Combination”) and (ii) the completion of the Blackbeard Contribution Closing (as such term is defined in the Prospectus). If the Business Combination and/or the Blackbeard Contribution Closing is not approved or does not close for any reason, then the Rights Offering will be cancelled, and the issuance and sale of Class A Common Stock will be terminated.

If you elect to purchase the maximum amount of shares of Class A Common Stock that you are entitled to purchase pursuant to your Basic Subscription Right, you will also be entitled to exercise an over-subscription right (the “Over-Subscription Right”) to subscribe for additional shares of Class A Common Stock that are not purchased by other holders of Subscription Rights (“Holders”) pursuant to their Basic Subscription Rights (the “Unsubscribed Shares”) as of the Expiration Date, in an amount up to the number of shares of Class A Common Stock underlying you Basic Subscription Right (subject to proration, as described below). If sufficient Unsubscribed Shares are available, the Company will honor Over-Subscription Right requests in full. If the number of Unsubscribed Shares is not sufficient to satisfy in full all Over-Subscription Right requests, then the Unsubscribed Shares will be allocated pro rata among Holders in proportion to the number of Subscription Rights exercised by such Holder under his or her Over-Subscription Right as it bears to the aggregate number of rights exercised by all Holders under the Over-Subscription Right; provided, however, that in any case, no Holder shall be allocated a greater number of Unsubscribed Shares than such Holder paid for. See “The Rights Offering—The Subscription Rights—Over-Subscription Right” in the Prospectus.

You will be required to submit payment in full for all the shares you wish to buy with your Over-Subscription Right. Because we will not know the total number of Unsubscribed Shares prior to the Expiration Date, if you wish to maximize the number of shares you may purchase pursuant to your Over-Subscription Right, you will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Class A Common Stock available to you, assuming that no Holder other than you has purchased any shares of Class A Common Stock pursuant to the Basic Subscription Right and Over-Subscription Right. Any excess subscription payments received by the Subscription Agent will be returned, without interest.

The Company does not provide any assurances that each of you will actually be entitled to purchase the number of shares of Class A Common Stock issuable upon the exercise of your Over-Subscription Right in full at the expiration of this offering. The Company will not be able to satisfy your exercise of the Over-Subscription Right if all of the holders of Trust Units exercise their Basic Subscription Rights in full and we will only honor an Over-Subscription Right to the extent sufficient shares of Class A Common Stock are available following the exercise of Subscription Rights under the Basic Subscription Rights.

To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to you pursuant to the Over-Subscription Right is less than the aggregate Subscription Price you actually paid in connection with the exercise of the Over-Subscription Right, you will be allocated only the number of Unsubscribed Shares available to you as soon as practicable after the Expiration Date, and your excess subscription payment received by the Subscription Agent will be returned, without interest. To the extent the amount you actually paid in connection with the exercise of the Over-Subscription Right is less than the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to you pursuant to the Over-Subscription Right, you will be allocated the number of Unsubscribed Shares for which you actually paid in connection with the Over-Subscription Right. See “The Rights Offering—The Subscription Rights—Over-Subscription Right” in the Prospectus.

The Subscription Rights will be evidenced by a non-transferable Subscription Rights certificate (the “Rights Certificate”). The Subscription Rights will be exercisable until the Expiration Date, at which time they will cease to have value.

If you are a beneficial owner of Trust Units on the Record Date you will receive your Subscription Rights through a broker, custodian bank or other nominee. We will have asked all record holders who are brokers, custodian banks or other nominees to notify their respective beneficial owners of this offering.

Enclosed are copies of the following documents:

1.	Prospectus;

2.	Rights Certificate;

3.	Instructions as to the Use of PBT Land and Minerals, Inc. Rights Certificates; and

4.	A return envelope addressed to Equiniti Trust Company, LLC, the Subscription Agent.

To exercise the Subscription Rights, you should deliver the properly completed and signed Rights Certificate and forward it, with payment of the Subscription Price in full for each share of Class A Common Stock subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Right to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Rights Certificate with payment of the Subscription Price, prior to the Expiration Date. A Subscription Rights holder cannot revoke the exercise of its Subscription Rights, even if this offering is extended by the Company’s board of directors. Subscription Rights not exercised prior to the Expiration Date will expire without value.

Additional copies of the enclosed materials may be obtained from D.F. King & Co., Inc., the Information Agent for this offering. Any questions or requests for assistance concerning this offering should be directed to the Information Agent at the below address:

D.F. King & Co., Inc.
28 Liberty Street, Floor 53
New York, NY 10005
Call Toll-Free: (877) 478- 5039
Email: PBT@dfking.com

Very truly yours,

PBT Land and Minerals, Inc.